UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-A/A

(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

THE CONTAINER STORE GROUP, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	26-0565401
(State of Incorporation	(IRS Employer
or Organization)	Identification No.)

500 Freeport Parkway Coppell, TX	75019
(Address of Principal Executive Offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of each exchange on which each class is to be registered
Preferred Stock Purchase Rights	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

Securities Act registration statement file number to which this form relates: Not applicable

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of Class)

This Amendment No. 1 to Form 8-A is being filed by the registrant for the purpose of amending and supplementing the description of the registrant’s securities contained in the Form 8-A filed by the registration with the Securities and Exchange Commission on October 9, 2024 as set forth below:

Item 1. Description of Registrant’s Securities to be Registered

The Container Store Group, Inc. (“the “Company”), a Delaware corporation, entered into an amendment effective as of October 15, 2024 (“Amendment No. 1”) to the Rights Agreement, dated as of October 8, 2024, (the “Rights Agreement”), by and between the Company and Equiniti Trust Company, LLC as rights agent (the “Rights Agent”). Following entry into the Rights Agreement, on October 15, 2024, the Company entered into that Securities Purchase Agreement (the “Purchase Agreement”) with Beyond, Inc. (the “Purchaser” or “Beyond”) pursuant to which the Company will issue and sell to the Purchaser and the Purchaser will purchase from the Company (the “Equity Investment”) (a) 40,00 shares of a new class of its capital stock titled “Series B Convertible Preferred Stock” (the “Series B Convertible Preferred Stock”) with an initial conversion price of $17.25 plus (b) the number of shares of Series B Convertible Preferred Stock attributable to the Purchaser’s expenses incurred in connection with the Equity Investment (not to exceed $500,000) for an aggregate purchase price of $40,000,000.

The purpose of Amendment No. 1 is to render the Rights Agreement inapplicable to the Purchase Agreement, the execution thereof, and the performance or consummation of the transactions contemplated thereby. In particular, Amendment No. 1 provides that none of Beyond and its Permitted Transferees (as defined in the Purchase Agreement) will be deemed an “Acquiring Person,” either individually or together, solely by virtue of or as a result of, (i) the approval, adoption, execution, delivery or performance of the Transaction Documents (as defined in the Purchase Agreement), (ii) the acquisition or right to acquire beneficial ownership of the Company’s common stock, $0.01, par value per share, as a result of the execution and entry into of the Transaction Documents including any conversion of the shares of Series B Convertible Preferred Stock acquired pursuant thereto, or (iii) the announcement or consummation of any of the transactions contemplated by the Transaction Documents. The Rights Agreement otherwise remains in full force and effect in accordance with the terms previously disclosed by the Company.

The foregoing description of Amendment No. 1 is only a summary, does not purport to be complete and is qualified in its entirety by reference to the full text of (i) Amendment No. 1, which is incorporated herein by reference, (ii) the Rights Agreement, which was included as an exhibit in the Company’s Form 8-A filing, dated October 9, 2024 and is incorporated herein by reference.

Item 2. Exhibits

1.	Rights Agreement, dated as of October 8, 2024, by and between The Container Store Group, Inc. and Equiniti Trust Company, LLC, as rights agent (incorporated by reference to the Company’s Registration Statement on Form 8-A filed on October 9, 2024).

2.	Amendment No. 1 to Rights Agreement, dated as of October 15, 2024, by and between The Container Store Group, Inc. and Equiniti Trust Company, LLC. (incorporated by reference to Exhibit 10.1 of the Current Report on Form 8-K dated October 15, 2024 of The Container Store Group, Inc.).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned hereunto duly authorized.

THE CONTAINER STORE GROUP, INC.

Date: October 15, 2024	By:	/s/ Satish Malhotra
Satish Malhotra
President & Chief Executive Officer